EXHIBIT 10.29

Year 2019

Annual
Management Incentive
Program

(Elected Officers Only)

USG Corporation

PURPOSE

To enhance the ability of USG Corporation (“USG” or the “Corporation”) to attract, motivate, reward and retain key employees of the Corporation and its operating subsidiaries and to align management's interests with those of the Corporation's stockholders by providing incentive award opportunities to managers who make a measurable contribution to the Corporation’s business objectives.

INTRODUCTION

This Annual Management Incentive Program (the “Program”) is in effect from January 1, 2019 through December 31, 2019. The Program is established under the USG Corporation Management Incentive Plan, as Amended and Restated effective May 13, 2015 (the “Plan”) and is subject in all respects to the terms and conditions therein to the extent a participant is an executive officer of the Corporation.

ELIGIBILITY

Individuals eligible for participation in this Program are the Corporation’s elected officers. This Program is elected officers only.

GOALS

For the 2019 Annual Management Incentive Program, Consolidated Net Earnings adjusted for incentive plan purposes and consolidated, subsidiary and division Focus Targets will be determined by the USG Board of Directors (the “Board”) after review by the Compensation and Organization Committee of the Board, or its successors(s) or any other committee of the Board designated by the Board to administer this Program (the “Committee”). The Committee will consider recommendations submitted from management of USG Corporation.

AWARD VALUES

For this Program, position target incentive values are based on level of accountability and are expressed as a percent of approved annualized salary. Resulting award opportunities represent a fully competitive incentive opportunity for 100% (target) achievement of goals:

Position Title	Position Target Incentive
President & Chief Executive Officer, USG Corporation	115%
Executive Vice President, Chief Financial Officer and Treasurer, USG Corporation	75%
Senior Vice President, General Counsel & Corporate Secretary, USG Corporation Senior Vice President, USG Corporation; President, Gypsum	70%
Executive Vice President and Chief Customer and Innovation Officer, USG Corporation Executive Vice President and Chief Administrative Officer, USG Corporation Senior Vice President, Manufacturing, Technology and Global Operations, USG Corporation	65%
Senior Vice President, USG Corporation; President, Performance Materials Senior Vice President, USG Corporation; President, Ceilings	60%
Vice President and Chief Innovation Officer, USG Corporation	50%
Vice President, Global Supply Chain, USG Corporation Vice President, Manufacturing, USG Corporation Vice President and Associate General Counsel, USG Corporation Vice President and Controller, USG Corporation Vice President, HR and Organizational Effectiveness, USG Corporation Vice President and Chief Information Officer, USG Corporation	45%

AWARDS

Incentive awards for all participants in this Program will be reviewed and approved by the Committee. For all participants, the annual incentive award par opportunity is the annualized salary approved by March 31, 2019 that is in effect on March 1, 2019 multiplied by the applicable position target incentive value percent.

Awards are subject to achievement of any Management Objective(s) (as defined in the Plan) established by the Committee and ratified by the Board. If such Management Objective(s) is/are not achieved, no bonuses will be paid under this Program. After the Management Objective(s) has/have been met, incentive awards for 2019 will thereafter be based on a combination of the following elements:

I.	CONSOLIDATED NET EARNINGS ADJ. FOR IC PLAN PURPOSES: 25-50% OF INCENTIVE

Consolidated Net Earnings adjusted for incentive plan purposes will be as reported on the Corporation’s year-end financial statements with adjustments for significant non-operational charges. Such adjustments have in the past been for impairments or other non-recurring gains or charges. For all participants, this portion of the award represents 25-50% of the incentive par as determined by the Committee, with any remaining portion being determined by the Committee. This portion of the award will be paid once threshold is met, subject to achievement of the Management Objective(s) as noted above. The threshold award begins at 50% of segment par. The maximum award for this segment is capped at two times par. Straight line interpolation will be used to determine points between par and minimum or maximum.

For each elected officer, their individual Net Earnings par and their individual factors shall be determined by the Committee.

II.	FOCUS TARGETS: 50-75% OF INCENTIVE

Focus Targets will be measurable, verifiable and derived from the formal strategic planning process. For 2019, Focus Targets are expected to include Adjusted Operating Profit, Growth Index - Incremental Sales, and U.S. Wallboard Cost or other operational priorities. The Focus Targets will be determined by the Committee. The award adjustment factor for this segment will range from 0.5 (after achieving a minimum threshold performance level) to 2.0 for maximum attainment, subject to achievement of the Management Objective(s) as noted above.

The weighting on any individual Focus Target generally will be in 5% increments and not be less than 10%. The weighting of all assigned Focus Targets will equal 50-75% of the individual’s total par.

PAYOUT CRITERIA

The maximum payment to a participant is two times the participant’s par value amount. No payments will be made beyond this two times maximum payment level.

PRO-RATA PAYMENT

In the event a participant’s employment with USG or any of its subsidiaries is involuntarily terminated on or prior to December 31, 2019 as a result of the participant’s position with the Corporation being eliminated, then, subject to the terms and conditions of this Program, such participant will be eligible to receive a pro rata percentage of the participant’s par award based on the number of full months the participant was employed by USG or any of its subsidiaries during calendar year 2019, and such payment will be made no later than 30 days following the date of the termination of the participant’s employment.

GENERAL PROVISIONS

1.
If the Board, or an appropriate committee thereof, has determined that any fraud or intentional misconduct by an elected officer was a significant contributing factor to the Corporation having to restate all or a portion of its financial statement(s), the Board or committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, require reimbursement of any award under this Program paid to the elected officer after January 1, 2019, if and to the extent that a) the amount of the award was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, b) the elected officer engaged in any fraud or intentional misconduct that caused or contributed to the need for the restatement, and c) the amount of the compensation that would have been awarded to the elected officer under this Program had the financial results been properly reported would have been lower than the amount actually awarded. The remedy specified herein shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Corporation. If this paragraph 1 is held invalid, unenforceable or otherwise illegal, the remainder of this Program shall be deemed to be unenforceable due to a failure of consideration, and the elected officer’s rights to any incentive compensation that would otherwise be awarded under this Program shall be forfeited.

In order to be entitled to an award of compensation under this Program, an elected officer must execute a written acknowledgement that such award shall be subject to the terms and conditions of this paragraph 1.

2.
The Committee reserves the right to adjust award amounts under this Program down based on its assessment of the Corporation’s overall performance relative to market conditions, provided, however, in no event may the Committee adjust an award under this Program upward.

3.
The Committee shall review and approve the awards recommended for eligible participants in this Program. The Committee shall submit to the Board, for its ratification, a report of the awards for all eligible participants approved by the Committee in accordance with the provisions of the Program.

4.
Consistent with the terms of the Plan, the Committee shall have full power to make the rules and regulations with respect to the determination of achievement of goals and the distribution of awards. No awards will be made until the Committee has certified financial achievements (including of the Management Objective(s)) and applicable awards in writing as provided in the Plan.

5.
The judgment of the Committee in construing this Program or any provisions thereof, or in making any decision hereunder, shall be final and conclusive and binding upon all employees of the Corporation and its subsidiaries whether or not selected as beneficiaries hereunder, and their heirs, executors, personal representatives and assignees.

6.
Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers, and the Board or committees thereof, to change the duties or the character of employment of any employee of the Corporation or to remove the individual from the employment of the Corporation at any time, all of which rights and powers are expressly reserved.

The awards made to employees shall become a liability of the Corporation or the appropriate subsidiary as of December 31 of the year earned and all payments to be made hereunder will be made as soon as practicable, but in any event before two and one-half months after December 31 of the year earned, after said awards have been approved by the Committee. Committee means the Compensation and Organization Committee of the Board (or its successors(s)), or any other committee of the Board designated by the Board to administer this Program.

ADMINISTRATIVE GUIDELINES

1.
The following administrative guidelines will be applied and administered by the Committee consistent with the requirements for “performance-based compensation” in Section 162(m) of the Internal Revenue Code and the applicable regulations thereunder to the extent applicable.

2.
Award values will be based on annualized salary in effect on March 1, 2019 for each qualifying participant. Any change in duties, dimensions or responsibilities of a current position resulting in an increase or decrease in salary range reference point or market rate will result in a pro-rata incentive award. Respective reference points, target incentive values or goals will be applied based on the actual number of full months of service at each position.

3.
No award is to be paid to any participant who is not a regular full-time employee, or a part time employee as approved by the Executive Vice President and Chief Administrative Officer, USG Corporation, in good standing at the end of the calendar year to which the award applies. However, if an eligible participant with three (3) or more months of active service in the Program year subsequently retires, becomes disabled, dies, is discharged from the employment of the Corporation without cause, or is on an approved unpaid leave, the participant (or beneficiary) may, in the Committee’s sole discretion, be recommended for an award which would otherwise be payable based on goal achievement, prorated for the actual months of active service during the year.

4.
Employees participating in any other incentive or bonus program of the Corporation or a subsidiary who are transferred during the year to a position covered by this Program will be eligible to receive a potential award prorated for actual full months of service in the two positions with the respective incentive program and target incentive values to apply.

5.
In the event of transfer of an employee from an assignment which does not qualify for participation in any incentive or bonus plan to a position covered by this Program, the employee is eligible to participate in this Program with any potential award prorated for the actual months of service in the position covered by this Program during the year. A minimum of three months of service in the eligible position is required.

6.
Participation during the current Program year for individuals employed from outside the Corporation is possible with any award to be prorated for actual full months of service in the eligible position. A minimum of three full months of eligible service is required for award consideration.

7.	Exceptions to established administrative guidelines can only be made by the Committee.